                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 12 )*


                         AMERICAN GREETINGS CORPORATION
                                (Name of Issuer)


                              CLASS B COMMON SHARES
                         (Title of Class of Securities)


                                   026375-20-4
                                   -----------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

       [   ]    Rule 13d-1(b)
       [   ]    Rule 13d-(c)
       [ X ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                                               Page 1 of 6 Pages
                                                                        ---

----------------------------                        ----------------------------
   CUSIP No. 026375-20-4              13G                 Page 2 of 6 Pages
----------------------------                        ----------------------------

   --------------- -------------------------------------------------------------
         1         Name of Reporting Person
                   S.S. or I.R.S. Identification No. Of Above Person

                             Morry Weiss  SS# ###-##-####

   --------------- -------------------------------------------------------------
         2         Check the Appropriate Box if a Member of a Group*
                                       (a) [  ]
                                       (b) [  ]
   --------------- -------------------------------------------------------------
         3         SEC USE ONLY

   --------------- -------------------------------------------------------------
         4         Citizenship or Place of Organization

                                    U.S.A.
   ----------------------------------------- ------- ---------------------------
                                               5     Sole Voting Power
                  Number of
                                                            864,723
                                             ------- ---------------------------
             Shares Beneficially               6     Share Voting Power

                    Owned                                    - 0 -
                                             ------- ---------------------------
                                               7     Sole Dispositive Power
                   By Each
                                                             864,723
               Reporting Person
                                             ------- ---------------------------
                                               8     Shared Dispositive Power
                     With
                                                             - 0 -
   ---------------------------- ------- ----------------------------------------
                      9 Aggregate Amount Beneficially Owned By Each Reporting Person

                                              864,723
   ---------------------------- ------- ----------------------------------------
                      10                Check box if the Aggregate Amount in row
                                        (9) excludes certain shares*

                                              X
   ---------------------------- ------- ----------------------------------------
                      11                Percent of class represented by amount
                                        in row 9

                                              18.6%
   ---------------------------- ------- ----------------------------------------
                      12                Type of reporting person*

                                              IN
   ---------------------------- ------- ----------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 6 Pages
SCHEDULE 13G
------------

Item 1(a)      Name of Issuer:
               ---------------
                           American Greetings Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               ------------------------------------------------
                           One American Road, Cleveland, Ohio   44144

Item 2(a)      Name of Person Filing:
               ----------------------
                           Morry Weiss

Item 2(b)      Address or Principal Business Office or, if None, Residence:
               ------------------------------------------------------------
                           One American Road, Cleveland, Ohio   44144

Item 2(c)      Citizenship
               -----------
                           U.S.A.

Item 2(d)      Title of Class of Securities:
               -----------------------------
                           American Greetings Corporation Class B Common Shares

Item 2(e)      CUSIP Number:

                           026375-20-4

Item 3         If This  Statement  is  Filed  Pursuant  to Rule  13d-1(b),  or
               -----------------------------------------------------------------
               13d-2(b) or (c), check Whether the Person Filing is a:
               ------------------------------------------------------

(a)   [  ]     Broker or dealer registered under Section 15 of the Exchange Act,
(b)   [  ]     Bank as defined in Section 3(a)(6) of the Exchange Act,
(c)   [  ]     Insurance company as defined in Section 3(a)(19) of the Exchange
               Act,
(d)   [  ]     Investment company registered under Section 8 of the Investment
               Company Act,
(e)   [  ]     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)   [  ]     An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);
(g)   [  ]     A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);


Schedule 13G                                                   Page 4 of 6 Pages
------------

(h)  [  ]      A savings association as defined in Section 3(b) of the
               Federal Deposit Insurance Act;

(i)  [  ]      A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the
               Investment Company Act;

(j)  [  ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

               Not Applicable

Item 4         Ownership:
               ----------
      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    (a)  Amount beneficially owned     (b)      Percent of Class
                         -------------------------              ----------------

               Morry Weiss         864,723                            18.6%


      (c)      Number of shares as to which such person has:
               ---------------------------------------------

                  (i)   Sole Power to vote        (ii)   Shared Power to Vote
                        or to direct the vote            or to direct the vote
                        ---------------------             ---------------------
               Morry Weiss     864,723                             -0-

                (iii)   Sole Power to             (iv)   Shared Power to
                        Dispose or to Direct             dispose or to direct
                        the disposition of               the disposition of
                        ---------------------           ---------------------
               Morry Weiss     864,723                             -0-

Item 5         Ownership of Five Percent or Less of a Class:
               ---------------------------------------------
               Not Applicable

Schedule 13G                                                   Page 5 of 6 Pages
------------

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
         ----------------------------------------------------------------

                  Not Applicable

Item 7   Identification and Classification of the Subsidiary Which  Acquired
         -------------------------------------------------------------------
         the Security Being Reported on by the Parent Holding Company:
         ------------------------------------------------------------

                  Not Applicable

Item 8   Identification and Classification of Members of the Group:
         ----------------------------------------------------------

                  Not Applicable

Item 9   Notice of Dissolution of Group:
         -------------------------------

                  Not Applicable

Item 10 Certifications
        --------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               Not Applicable

 Schedule 13G                                                  Page 6 of 6 Pages
-------------


                                    SIGNATURE
                                    ---------
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 9,  1999



                                            /s/ Morry Weiss
                                            --------------------------------
                                            Morry Weiss
                                            Chairman and Chief Executive Officer